Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - DECEMBER 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,295.268 units) at November 30, 2004          $ 34,589,059
Additions of 92.993 units on December 31, 2004                        139,618
Redemptions of (106.220) units on December 31, 2004                  (159,478)
Offering Costs                                                        (26,314)
Net Income (Loss) - December 2004                                     412,500
                                                                 ------------

Net Asset Value (23,282.041 units) at December 31, 2004          $ 34,955,385
                                                                 ============

Net Asset Value per Unit at December 31, 2004                    $   1,501.39
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  1,270,724
    Change in unrealized                                             (122,038)

  Gains (losses) on forward contracts:
    Realized                                                        1,719,261
    Change in unrealized                                           (2,415,347)
  Interest income                                                      60,239
                                                                 ------------

                                                                      512,839
                                                                 ------------

Expenses:
  Brokerage fee                                                        95,179
  Performance fee                                                           0
  Operating expenses                                                    5,160
                                                                 ------------

                                                                      100,339
                                                                 ------------

Net Income (Loss) - December 2004                                $    412,500
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on December 31, 2004                    $  1,501.39

Net Asset Value per Unit on November 30, 2004                    $  1,484.81

Unit Value Monthly Gain (Loss) %                                        1.12 %

Fund 2004 calendar YTD Gain (Loss) %                                    8.98 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Portfolio diversification...still needed!

We are pleased to report small gains for December and positive returns for 2004, closing out a year that was confounding for many traders. The big stories were the slide in the US Dollar and the dramatic rise and fall of Crude Oil prices, but high volatility made these markets difficult to trade. Fixed Income was our most profitable sector in 2004, although it proved challenging for many. Long-term instruments were sharply higher in Q1 but reversed in Q2 despite a Fed bias toward higher rates. The rally continued through the second half and produced strong returns for the year in this sector. Equity markets were range-bound for most of the year awaiting the outcome of the election, which was followed by a dramatic rally and delivered some useful gains from our otherwise worst performing sector. As we look ahead to 2005, we note that most of the 2004 drivers remain unresolved. Global economic imbalances persist, as do political tensions throughout the Middle East and Europe. Southeast Asia has been stricken by the earthquake disaster, while China still looms large on the horizon. Our guess is that the New Year will be just as challenging as 2004, and effective portfolio diversification will be as important to our investors as ever. Happy New Year to all.

Sincerely,

Bruce Cleland
President & CEO